EXHIBIT 23.3

CONSENT OF MCGLADREY & PULLEN, LLP

We hereby consent to the incorporation by reference into this Registration Statement of NTELOS Inc. on Form S-8 (No.        ) of our report, dated February 22, 2001, except for Note 18 as to which the date was February 14, 2002, relating to the consolidated financial statements and financial statement schedule of NTELOS Inc. as of December 31, 2000 and for each of the years in the two year period ended December 31, 2000, and our report, dated February 22, 2001, relating to the financial statements of West Virginia PCS Alliance, L.C. as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000, included in or incorporated by reference into the 2001 Annual Report on Form 10-K/A of NTELOS Inc.

/s/    MCGLADREY & PULLEN, LLP
Richmond, Virginia
September 11, 2002